Exhibit 99.1

ENGlobal Reports Improved Results for Second Quarter 2019

Houston, August 13, 2019 — ENGlobal (NASDAQ:ENG), a leading provider of engineered modular solutions, today reported that for the second quarter ended June 29, 2019, the company had a net loss of $517,000, or $(.02) per diluted share, on revenue of $13,621,000, compared to a net loss of $992,000, or $(.04) per diluted share, on revenue of $13,872,000 for the same period in 2018.

The company’s Q2 2019 revenue grew 12% over Q1 2019, and its net loss was reduced by $457,000 over the same sequential periods. The sequential revenue improvement was primarily the result of the company’s ongoing strategic business transition from that as an engineering design services and staffing provider to a supplier of higher-value, complete modular systems.

For the first six months of 2019, the company had a net loss of $1,491,000, or $(.05) per diluted share, on revenue of $25,784,000, compared to a net loss of $2,192,000, or $(.08) per diluted share, on revenue of $27,059,000 for the first half of 2018.

A major factor in the company’s reduced net loss in the three- and six-month 2019 periods was reductions in SG&A expenses of 15 percent and 13 percent, respectively.

Chairman and CEO William A. Coskey, P.E., said, “ENGlobal’s complete modular systems not only create numerous efficiencies for our customers but also utilize all of our Company’s internal skills and resources. We are benefiting from business alliances previously formed with major process technology and construction firms, but also have a growing business development program of our own. As a result of these efforts, we are optimistic that one or more of our larger modular system proposals will be successful before the end of the year.”

The CEO added, “The key to success for ENGlobal is additional scale for our business. We expect to enjoy improved revenue growth in the second half of the year due to our growing success in performing services on larger, higher-revenue projects than in the past. Effectively, we are transitioning from our historical work on thousands of engineering-only projects per year that averaged around $50,000 in revenue each, toward working on much larger scopes of work.”

Mr. Coskey also said that the recent hiring of former Honeywell UOP executive Michael Clark, as well as several prominent in-house process engineers, designers and project managers, is expected to help the company fuel the increased revenue growth expected in the second half of this year and beyond.

Looking forward to 2020, Mr. Coskey said he believed that the current transition “has the potential to significantly increase our revenue while creating more favorable profit margins and improved earnings compared to 2019.”

Additional remarks by the CEO are available in four recent news stories published by the Houston Business Journal at https://finance.yahoo.com/quote/ENG?p=ENG&.tsrc=fin-srch

For additional information on ENGlobal’s Q2 2019 performance, please refer to its Form 10-Q filing on the company website, or at sec.gov.

About ENGlobal

ENGlobal (NASDAQ: ENG) is a leading provider of engineered modular solutions to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, integration and implementation of process distributed control and analyzer systems, advanced automated data gathering systems and information technology. Within the Automation segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. The Engineering segment provides multi-disciplined engineering services relating to the development, management and execution of projects requiring professional engineering and related project management services. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties, including but not limited to: (1) our ability to identify, evaluate, and complete any strategic alternative in connection with our review of strategic alternatives; (2) the impact of the announcement of our review of strategic alternatives on our business, including our financial and operating results, or our employees, suppliers and customers; (3) our ability to increase our revenue and profitability; (4) our ability to realize project awards or contracts on our pending proposals, and the timing, scope and amount of any related awards or contracts; (5) the effect of economic downturns and the volatility and level of oil and natural gas prices; (6) our ability to retain existing customers and attract new customers; (7) our ability to accurately estimate the overall risks, revenue or costs on a contract; (8) the risk of providing services in excess of original project scope without having an approved change order; (9) our ability to execute our expansion into the modular solutions market and to execute our updated business growth strategy to position the Company as a leading provider of higher value industrial automation and Industrial Internet of Things services to its customer base; (10) our ability to attract and retain key professional personnel; (11) our ability to fund our operations and grow our business utilizing cash on hand, internally generated funds and other working capital; (12) our ability to obtain additional financing, including pursuant to a new credit facility, when needed: (13) our dependence on one or a few customers; (14) the risks of internal system failures of our information technology systems, whether caused by us, third-party service providers, intruders or hackers, computer viruses, malicious code, cyber-attacks, phishing and other cyber security problems, natural disasters, power shortages or terrorist attacks; (15) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (16) the uncertainties related to the U.S. Government’s budgetary process and their effects on our long-term U.S. Government contracts; (17) the risk of unexpected liability claims or poor safety performance; (18) our ability to identify, consummate and integrate potential acquisitions; (19) our reliance on third-party subcontractors and equipment manufacturers; (20) our ability to satisfy the continued listing standards of NASDAQ with respect to our common stock or to cure any continued listing standard deficiency with respect thereto; and (21) the effect of changes in laws and regulations, including U.S. tax laws, with which the Company must comply and the associated cost of compliance with such laws and regulations. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Contacts:

Mark A. Hess, CFO

(281) 878-1000

ir@ENGlobal.com

Market Makers - Investor Relations

Jimmy Caplan

512-329-9505

jimmycaplan@me.com

Market Makers - Media Relations

Rick Eisenberg

212-496-6828

eiscom@msn.com

ENGlobal Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Operating revenues	$13,621	$13,872	$25,784	$27,059
Operating costs	11,679	11,619	22,504	23,394
Gross profit	1,942	2,253	3,280	3,665

Selling, general and administrative expenses	2,450	2,869	4,755	5,451
Operating loss	(508)	(616)	(1,475)	(1,786)

Other income (expense):
Other income (expense), net	26	(373)	41	(378)
Interest expense, net	(4)	(5)	(6)	(14)
Loss from operations before income taxes	(486)	(994)	(1,440)	(2,178)

Provision (benefit) for federal and state income taxes	31	(2)	51	14

Net loss	(517)	(992)	(1,491)	(2,192)

Basic and diluted loss per common share:	$(0.02)	$(0.04)	$(0.05)	$(0.08)

Basic and diluted weighted average shares used in computing loss per share:	27,408	27,510	27,420	27,512

ENGlobal Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share amounts)

	June 29, 2019	December 29, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$9,896	$6,060
Trade receivables, net of allowances of $202 and $202	8,189	10,211
Prepaid expenses and other current assets	725	1,096
Contract assets	2,190	3,175
Total Current Assets	20,945	20,542
Property and equipment, net	604	677
Goodwill	720	720
Other assets
Right of use asset	2,619	—
Deposits and other assets	296	367
Total Other Assets	2,915	367
Total Assets	$25,184	$22,306

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,156	$3,172
Accrued compensation and benefits	2,493	2,301
Contract liabilities	2,650	604
Other current liabilities	1,196	740
Total Current Liabilities	9,495	6,817
Long Term Leases	1,718	—
Total Liabilities	11,213	6,817
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 27,404,469 and 27,487,594 shares issued and outstanding at June 29, 2019 and December 29, 2018, respectively	27	27
Additional paid-in capital	36,906	36,934
Accumulated deficit	(22,962)	(21,472)
Total Stockholders’ Equity	13,971	15,489
Total Liabilities and Stockholders’ Equity	$25,184	$22,306

ENGlobal Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Six Months Ended
	June 29, 2019	June 30, 2018
Cash Flows from Operating Activities:
Net loss	$(1,491)	$(2,192)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	177	289
Share-based compensation expense	32	122
Changes in current assets and liabilities:
Trade accounts receivable	2,022	(845)
Contract assets	985	(1,720)
Prepaid expenses and Other current assets	492	396
Accounts payable	(16)	869
Accrued compensation and benefits	192	68
Contract liabilities	2,046	(417)
Income taxes payable	(430)	(60)
Other current liabilities	(44)	(589)
Net cash provided by (used in) operating activities	$3,965	$(4,079)

Cash Flows from Investing Activities:
Proceeds from notes receivable	5	14
Property and equipment acquired	(72)	(65)
Net cash used in investing activities	$(67)	$(51)

Cash Flows from Financing Activities:
Purchase of treasury stock	(61)	—
Payments on capitalized leases	(1)	(74)
Net cash used in financing activities	$(62)	$(74)
Net change in cash, cash equivalents and restricted cash	3,836	(4,204)
Cash, cash equivalents and restricted cash, at beginning of period	6,060	9,648
Cash, cash equivalents and restricted cash, at end of period	$9,896	$5,444